WARRANT AGENCY AGREEMENT

THIS AGREEMENT, is entered into by and between the undersigned public company ("Company") for which the below named corporation acts as the transfer agent and registrar for the registery of the shares of common stock, including transfer for the below Company.

                                    RECITALS:

1. WHEREAS, the below corporation acts as the transfer agent and registrar for the common stock of the below Company;

2. WHEREAS, from time to time the Company may issue warrants for the purchase of shares of the Common Stock of the Company at varying exercise prices, and excercise times, and it may be necessary to acknowledge and honor a bona fide trasfer or exercise of said warrants;

3. WHEREAS, it is in the best interests that the Company have the services of the Transfer Agent to also act as the agent and registrar as to the warrants issued by the Company, and to help assist the Company in the honoring of an exercise; and

4. WHEREAS, the Transfer Agent wishes to be appointed the agent and registrar as aforesaid;

NOW, THEREFORE, the Company hereby confirms the following:

1. RECITALS.

The above recitals are incorporated herein.

2. APPOINTMENT.

The Transfer Agent is appointed to act as the transfer agent and registrar for the warrants of the Company as issued from time to time.

3. TERMS OF APPOINTMENT.

a. The Transfer Agent will abide by the terms of the Warrant, as to the honoring of any exercise, and the recordation of any transfer on its books.

b. The services of the Transfer Agent shall be undertaken as expeditiously as possible when requested, including upon receipt of confirmation of an excersise of a Warrant.

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c. The Warrants shall be proportionately adjusted in light of any stock dividend or split.

4. FEES AND COSTS.

All fees of the Transfer Agent for its services hereunder shall be in accordance with is set fee and cost structure for such services, but shal in all cases be reasonable.

5. EXPENSE REIMBURSEMENT.

The Company shall pay, as incurred with notice to the Company, Transfer Agent for any unusual expenses incurred by the Transfer Agent in relation to performance hereunder, such as any special printing or delivery costs.

6. TERM, TERMINATION AND PAYMENT.

A. The Transfer Agent will supply services hereunder for such hours each week as the Transfer Agent determines exceptions to this requirement are consideration of bad weather, and legal holidays.

B. The term of engagement will be for a period of five years from the date of this Agreement, automatically renewable for consecutive five-year periods thereafter, unless sooner terminated as provided below:

C. The Company may terminate this Agreement at any time after the first three months for any reason whatsoever, then Transfer Agent shall only be entitled to all accrued and unpaid fees, compensation and benefits under this Agreement up to the effective date of termination.

7. MISCELLANEOUS PROVISIONS.

A. Gender. Wherever the context shall require, all words herein in the masculine gender shall be deemed to include the feminine or neuter gender, all singular words shall include the plural, and all plural shall include the singular.

B. Severability. If any provision hereof is deemed unenforceable by a court of competent jurisdiction, the remainder of this Agreement, and the application of such provision in other circumstances shall not be affected thereby.

C. Further Cooperation. From and after the date of this Agreement, each of the parties hereto agrees to execute whatever additional documentation or instruments as are necessary to carry out the intent and purposes of this Agreement or to comply with any law.


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

D. Waiver. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the waiving party. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement or understanding set forth herein, shall not be construed as a waiver or relinquishment of any other condition, promise, agreement or understanding set forth herein or of the right to insist upon strict performance of such waived condition, promise, agreement or understanding at any other time.

E. Expenses. Except as otherwise provided herein, each party hereto shall bear all expenses incurred by each such party in connection with this Agreement and in the consummation of the transactions contemplated hereby and in preparation thereof.

F. Amendment. This Agreement may only be amended or modified at any time, and from time to time, in writing, executed by the parties hereto.

G. Notices. Any notice, communication, request, reply or advice (hereinafter severally and collectively called "Notice") in this Agreement provided or permitted to be given, shall be made or be served by delivering same by overnight mail or by delivering the same by a hand-delivery service, such Notice shall be deemed given when so delivered. For all purposes of Notice, the addresses of the parties shall be the last known address of the party.

H. Captions. Captions herein are for the convenience of the parties and shall not affect the interpretation of this Agreement.

I. Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

J. Assignment. This Agreement is not assignable without the written consent of the parties.

K. Parties in Interest. Provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by Company and Transfer Agent, their heirs, executors, administrators, other permitted successors and assigns, if any. Nothing contained in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation over, or action against, any party to this Agreement.


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

L. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties on the subject matter hereof and supersedes all prior agreements and understandings.

M. Construction. This Agreement shall be governed by the laws of the State of Nevada without reference to conflict of laws and the venue for any action, claim or dispute in respect of this Agreement shall be such court of competent jurisdiction as is located in Las Vegas, Nevada. The parties agree and acknowledge that each has reviewed this Agreement and the normal rule of construction that agreements are to be construed against the drafting party shall not apply in respect of this Agreement given the parties have mutually negotiated and drafted this Agreement.

N. Cooperation. The parties hereto agree to cooperate with one another in respect of this Agreement, including reviewing and executing any document necessary for the performance of this Agreement, to comply with law or as reasonably requested by any party hereto, or legal counsel to any party hereto.

O. Independent Legal Counsel. The parties hereto agree that (i) each has retained independent legal counsel in connection with the preparation and of this Agreement, (ii) each has been advised of the importance of retaining legal counsel, and (iii) by the execution of this Agreement, each party who has not retained independent legal counsel acknowledges having waived such right.

APPOINTED TRANSFER AGENT: PACIFIC STOCK AND TRANSFER CO.

BY ORDER OF THE BOARD OF DIRECTORS:

COMPANY:

/S/ STEREOIDOGENESIS INHIBITORS INTERNATIONAL, INC.
    PRESIDENT

/S/ STEREOIDOGENESIS INHIBITORS INTERNATIONAL, INC.
    SECRETARY


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